Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS SECOND QUARTER FISCAL YEAR 2015 RESULTS
JASPER, IN (February 12, 2015) - Kimball Electronics, Inc. (Nasdaq: KE), a leading global electronic manufacturing services provider for high-quality, durable electronic products, today announced financial results for its second quarter of fiscal year 2015 which ended December 31, 2014.
Donald D. Charron, Chairman and Chief Executive Officer, stated, “Strong growth in three of our four end market verticals helped us set a new quarterly sales record for the second consecutive quarter.  Solid growth with existing customers as well as sales from new program wins helped us overcome the previously announced decline in sales to JCI (Johnson Controls, Inc.).  The JCI build-out is substantially complete. We continue to work on filling the hole created by the loss of this business, and are encouraged by our progress.”
Mr. Charron concluded, “Our new business opportunities pipeline remains healthy, and we continue to have good momentum after becoming a separate stand-alone publicly traded company upon the completion of the spin-off from Kimball International on October 31st.”
Second Quarter Fiscal Year 2015 Highlights:

•	Net sales of $207.6 million increased 15% from the prior year second quarter. Sales related to the exit of JCI were down $12.3 million compared to the same quarter last year.

•	Gross profit as a percent of net sales increased 0.9 percentage points from the prior year second quarter.

•	Spin-off expenses in the current year second quarter totaled $1.3 million.

•	Operating income was $8.7 million (4.2% of net sales) while adjusted operating income (non-GAAP), excluding spin-off costs, was $10.0 million (4.8% of net sales).

•	Net income was $6.2 million for the second quarter with adjusted net income (non-GAAP) of $7.4 million.

•	Diluted earnings per share was $0.21 and adjusted diluted earnings per share (non-GAAP) was $0.25 for the second quarter of fiscal year 2015.

•	Cash flows provided by operating activities for the second quarter of fiscal year 2015 was $8.0 million.

•	Cash and cash equivalents at December 31, 2014 was $61.7 million, which included $44.3 million transferred from Kimball International upon completion of the spin-off.

•
Days sales outstanding, calculated as accounts receivable divided by one day’s average net sales, was 59.5 days for the three months ended December 31, 2014 compared to 58.8 days for the three months ended December 31, 2013.

Kimball Electronics’ financial statements for the second quarter ended December 31, 2014 include an allocation of costs incurred by its former parent company during the month of October prior to the completion of the spin-off on October 31, 2014. As a result, the financial statements are not necessarily indicative of the complete future cost structure or expected future financial results of Kimball Electronics as an independent company, particularly in the areas of overhead, interest, and taxes.
Net Sales by Vertical Market:

	Three Months Ended
	December 31,
(Amounts in Millions)	2014	2013	Percent Change
Automotive	$73.9	$66.0	12%
Medical	62.3	49.9	25%
Industrial	49.9	50.0	—%
Public Safety	16.9	12.4	36%
Other	4.6	3.0	56%
Total Net Sales	$207.6	$181.3	15%

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, our ability to fully realize the expected benefits of the completed spin-off, the global economic conditions, significant volume reductions from key contract customers, loss of key customers or suppliers, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Registration Statement filed on Form 10, as amended, and declared effective on October 7, 2014 and other filings with the Securities and Exchange Commission.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of equity of the company. The non-GAAP financial measures contained herein include adjustments for spin-off expenses, restructuring charges, and settlement proceeds from lawsuits. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the financial highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the spin-off expenses, lawsuit income, and costs incurred in executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. Many of the Company’s internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Conference Call / Webcast

Date:	February 12, 2015
Time:	10:00 AM Eastern Time
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	66408346

The live webcast of the conference call can be accessed at www.investors.kimballelectronics.com. For those unable to participate in the live webcast, the call will be archived at www.investors.kimballelectronics.com.

About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a corporate culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.

Kimball Electronics became an independent publicly traded company upon the completion of a spin-off from Kimball International on October 31, 2014 and trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the medical, automotive, industrial, and public safety markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, Mexico, Thailand, Poland, and China, Kimball Electronics provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.

Financial highlights for the second quarter ended December 31, 2014 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	December 31, 2014		December 31, 2013
Net Sales	$207,563	100.0%	$181,264	100.0%
Cost of Sales	189,705	91.4%	167,327	92.3%
Gross Profit	17,858	8.6%	13,937	7.7%
Selling and Administrative Expenses	9,161	4.4%	9,056	5.0%
Operating Income	8,697	4.2%	4,881	2.7%
Other Income (Expense), net	154	0.1%	396	0.2%
Income Before Taxes on Income	8,851	4.3%	5,277	2.9%
Provision for Income Taxes	2,622	1.3%	77	0.0%
Net Income	$6,229	3.0%	$5,200	2.9%

Earnings Per Share of Common Stock:
Basic	$0.21		$0.18
Diluted	$0.21		$0.18

Average Number of Shares Outstanding:
Basic	29,162		29,143
Diluted	29,294		29,143

(Unaudited)	Six Months Ended
(Amounts in Thousands, except per share data)	December 31, 2014		December 31, 2013
Net Sales	$411,366	100.0%	$356,901	100.0%
Cost of Sales	375,605	91.3%	330,539	92.6%
Gross Profit	35,761	8.7%	26,362	7.4%
Selling and Administrative Expenses	19,277	4.7%	16,795	4.7%
Other General Income	—	—%	(5,022)	(1.4)%
Restructuring Expense	—	—%	402	0.1%
Operating Income	16,484	4.0%	14,187	4.0%
Other Income (Expense), net	(343)	(0.1)%	587	0.1%
Income Before Taxes on Income	16,141	3.9%	14,774	4.1%
Provision for Income Taxes	4,521	1.1%	1,876	0.5%
Net Income	$11,620	2.8%	$12,898	3.6%

Earnings Per Share of Common Stock:
Basic	$0.40		$0.44
Diluted	$0.40		$0.44

Average Number of Shares Outstanding:
Basic	29,153		29,143
Diluted	29,317		29,143

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2014	2013
Net Cash Flow provided by Operating Activities	$3,541	$20,742
Net Cash Flow used for Investing Activities	(16,589)	(7,879)
Net Cash Flow provided by (used for) Financing Activities	50,172	(6,518)
Effect of Exchange Rate Change on Cash	(1,720)	274
Net Increase in Cash and Cash Equivalents	35,404	6,619
Cash and Cash Equivalents at Beginning of Period	26,260	18,424
Cash and Cash Equivalents at End of Period	$61,664	$25,043

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2014	June 30, 2014
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$61,664	$26,260
Receivables, net	135,787	128,425
Inventories	124,500	116,159
Prepaid expenses and other current assets	20,345	20,490
Property and Equipment, net	98,656	97,934
Goodwill	2,564	2,564
Other Intangible Assets, net	3,839	1,830
Other Assets	16,408	15,068
Total Assets	$463,763	$408,730

LIABILITIES AND SHARE OWNERS’ EQUITY
Accounts payable	$126,136	$119,853
Accrued expenses	26,119	26,602
Other	9,584	9,903
Share Owners’ Equity	301,924	252,372
Total Liabilities and Share Owners’ Equity	$463,763	$408,730

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Spin-off Expenses, Restructuring Charges and Settlement Proceeds from Lawsuits
	Three Months Ended		Six Months Ended
	December 31,		December 31,
Kimball Electronics, Inc.	2014	2013	2014	2013
Operating Income, as reported	$8,697	$4,881	$16,484	$14,187
Add: Pre-tax Spin-off Expenses	1,285	—	2,249	—
Less: Pre-tax Settlement Proceeds from Lawsuits	—	—	—	5,022
Add: Pre-tax Restructuring Charges	—	—	—	402
Adjusted Operating Income	$9,982	$4,881	$18,733	$9,567

Net Income excluding Spin-off Expenses, Restructuring Charges and Settlement Proceeds from Lawsuits
	Three Months Ended		Six Months Ended
	December 31,		December 31,
Kimball Electronics, Inc.	2014	2013	2014	2013
Net Income, as reported	$6,229	$5,200	$11,620	$12,898
Add: After-tax Spin-off Expenses	1,168	—	2,132	—
Less: After-tax Settlement Proceeds from Lawsuits	—	—	—	3,134
Add: After-tax Restructuring Charges	—	—	—	251
Adjusted Net Income	$7,397	$5,200	$13,752	$10,015

Diluted Earnings per Share excluding Spin-off Expenses, Restructuring Charges and Settlement Proceeds from Lawsuits
	Three Months Ended		Six Months Ended
	December 31,		December 31,
Kimball Electronics, Inc.	2014	2013	2014	2013
Diluted Earnings per Share, as reported	$0.21	$0.18	$0.40	$0.44
Add: Impact of Spin-off Expenses	0.04	—	0.07	—
Less: Impact of Settlement Proceeds from Lawsuits	—	—	—	0.11
Add: Impact of Restructuring Charges	—	—	—	0.01
Adjusted Diluted Earnings per Share	$0.25	$0.18	$0.47	$0.34